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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors,
Xylan Corporation:

We consent to incorporation by reference in the registration statement (No. 333-3944) on Form S-8 of our report dated January 21, 1999, except for Note 15, which is as of April 5, 1999, relating to the consolidated balance sheets of Xylan Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, annual report on Form 10-K/A of Xylan Corporation.

KPMG LLP


Los Angeles, California
April 14, 1999